EXHIBIT 4.3

                  STANDSTILL AND REGISTRATION RIGHTS AGREEMENT

THIS AGREEMENT, dated as of September 19, 2003, is between Arch Coal, Inc., a Delaware corporation ("Arch Coal"), and ADA-ES, Inc., a Colorado corporation ("ADA-ES").

                                   WITNESSETH:

WHEREAS on the date hereof, Arch Coal is acquiring 137,741 shares (the "Purchased Shares") of common stock of ADA-ES (the "Common Stock") and an option (the "Option") to purchase up to 50,000 additional shares of Common Stock (the "Option Shares") pursuant to the terms of a Securities Subscription and Investment Agreement, dated as of July 7, 2003 (the "Subscription Agreement;" terms capitalized and not defined herein shall have the meaning ascribed to them in the Subscription Agreement);

WHEREAS, Arch Coal has the right, under certain circumstances, to acquire additional shares of Common Stock pursuant to a 6% Convertible Debenture due September 30, 2008 in the face amount of $300,000 (the "Convertible Debenture Shares"; and together with the Purchased Shares and the Option Shares; the "Shares")); and

WHEREAS, the execution and delivery of this Agreement by the parties is a condition precedent to the parties' obligations under the Subscription Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                         REPRESENTATIONS AND WARRANTIES

Section 1.01 Arch Coal represents and warrants to ADA-ES as follows:

(a) Arch Coal has full legal right, power and authority to enter into and perform this Agreement. The execution and delivery of this Agreement by Arch Coal and the consummation by Arch Coal of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of Arch Coal. This Agreement is a valid and binding obligation of Arch Coal enforceable against Arch Coal in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by Arch Coal nor the consummation by Arch Coal of the transactions contemplated hereby conflicts with or constitutes a violation of or default under the charter or by-laws of Arch Coal, any statute, law, regulation, order or decree applicable to Arch Coal, or any contract, commitment, agreement, arrangement or restriction of any kind to which Arch Coal is a party or by which Arch Coal is bound.

Section 1.02. ADA-ES represents and warrants to Arch Coal as follows:

(a) ADA-ES has full legal right, power and authority to enter into and perform this Agreement. The execution and delivery of this Agreement by ADA-ES and the consummation by ADA-ES of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of ADA-ES. This Agreement is a valid and binding obligation of ADA-ES enforceable against ADA-ES in accordance with its terms.

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(b) Neither the execution and delivery of this Agreement by ADA-ES nor the consummation by ADA-ES of the transactions contemplated hereby conflicts with or constitutes a violation of or default under the charter or by-laws of ADA-ES, any statute, law, regulation, order or decree applicable to ADA-ES, or any contract, commitment, agreement, arrangement or restriction of any kind to which ADA-ES is a party or by which ADA-ES is bound.

                                   ARTICLE II

                          LIMITATIONS AND RESTRICTIONS

Section 2.01. Restrictions on Sales by Arch Coal. Arch Coal agrees that until the first anniversary of this Agreement, it will not, nor will it permit any of its Affiliates, to sell, solicit an offer to sell, agree to sell, offer or propose to sell (collectively "Sell"), the Shares; except as follows:

(a) Arch Coal may transfer all or a portion of the Shares to a wholly-owned subsidiary subject to all of the terms and conditions of this Agreement, provided that Arch Coal maintains 100% ownership and voting control of such subsidiary, and the certificates for any securities of such subsidiary are marked with a legend restricting the transfer of such securities and specifically referring to this Agreement; and

(b) Arch Coal may sell its shares pursuant to a tender offer for all outstanding shares of ADA-ES' Common Stock approved by ADA-ES' Board of Directors.

                                   ARTICLE III

                               REGISTRATION RIGHTS

Section 3.01. "Piggy-Back" Registrations. If at any time after the Distribution, ADA-ES shall determine to register for its own account or the account of others under the Securities Act (other than a registration demanded by Arch Coal pursuant to Section 3.02 hereof) any of its equity securities, other than on Form S-4 or Form S-8 or their then equivalents or otherwise relating to shares of Common Stock to be issued in connection with any acquisition of any entity or business or shares of Common Stock issuable in connection with stock option or other employee benefit plans, it shall send to Arch Coal written notice of such determination and, if within ten (10) business days after receipt of such notice, Arch Coal shall so request in writing, ADA-ES shall use its best efforts to include in such registration statement all or any part of the Shares then held by Arch Coal ("Registrable Shares") and which Arch Coal requests to be registered.

If, in connection with any offering involving an underwriting, the managing underwriter shall impose a limitation on the number of shares of Common Stock which may be included in the registration statement because, in its judgment, such limitation is necessary to effect an orderly public distribution, then ADA-ES shall be obligated to include in such registration statement only such limited portion (which may be none) of the Registrable Shares with respect to which Arch Coal has requested inclusion pursuant hereto as may reasonably be determined by the managing underwriters; provided, that inclusion of any of Arch Coal's Registrable Shares shall be subordinate to the currently existing "piggyback" registration rights granted by ADA-ES. Any inclusion of Registrable Shares in an offering, when the managing underwriter has so limited the number of shares that may be included in such offering, shall be allocated as follows: first, pro rata among the holders of registration rights granted by ADA-ES prior to the date hereof seeking to include their shares, in proportion to the number of shares of Common Stock (whether or not such shares are sought to be included in such offering) held by such persons; and thereafter, to Arch Coal. ADA-ES shall have the right to withdraw any registration initiated by it pursuant to this Section 3.01.

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Section 3.02. Registrations on Form S-1 or Form S-2. In addition to the rights provided Arch Coal in Section 3.01 above, if the registration of Registrable Shares under the Securities Act can be effected on Form S-3 (or any similar form promulgated by the Commission), then, at any time after the first anniversary of this Agreement, upon the written request of Arch Coal, ADA-ES will use its best efforts to effect qualification and registration under the Securities Act on Form S-1 or Form S-2 of such portion of the Registrable Shares as Arch Coal shall specify, up to the lesser of (i) twenty-five percent (25%) of the Registrable Shares then held by Arch Coal, and (ii) the amount of Registrable Shares then held by Arch Coal and permitted to be sold under Section 2.02 of this Agreement; provided, however, ADA-ES shall not be required to effect a registration pursuant to this Section 3.02 unless the market value of the Registrable Shares to be sold in any such registration shall be estimated to be at least $1,000,000 at the time of filing such registration statement, and further provided that ADA-ES shall not be required to effect more than one (1) registration during any twelve (12) month period pursuant to this Section 3.02 and four (4) registrations in the aggregate under this Section 3.02. No request for registration under this Section 3.02 may be made within the one hundred and eighty day period after the effective date of a registration statement filed by ADA-ES or while ADA-ES is in the process of preparing a registration statement.

Section 3.03 Effectiveness. ADA-ES will use its best efforts to maintain the effectiveness for up to 90 days (or such shorter period of time as the underwriters need to complete the distribution of a registered offering or until the securities are actually sold) of any registration statement pursuant to which any of the Registrable Shares are being offered, and from time to time will amend or supplement such registration statement and the prospectus contained therein to the extent necessary to comply with the Securities Act and any applicable state securities statute or regulation. ADA-ES will also provide Arch Coal with as many copies of the prospectus contained in any such registration statement as it may reasonably request. For a period not to exceed ninety (90) days, ADA-ES shall not be obligated to prepare and file, or be prevented from delaying or abandoning, a registration statement pursuant to this Agreement at any time when ADA-ES, in its good faith judgment with advice of counsel, reasonably believes:

(a) that the filing thereof at the time requested, or the offering of Registrable Shares pursuant thereto, would materially and adversely affect (a) a pending or scheduled public offering of ADA-ES's securities, (b) an acquisition, merger, recapitalization, consolidation, reorganization or similar transaction by or of ADA-ES, (c) pre-existing and continuing negotiations, discussions or pending proposals with respect to any of the foregoing transactions, or (d) the financial condition of ADA-ES in view of the disclosure of any pending or threatened litigation, claim, assessment or governmental investigation which may be required thereby; and

(b) that the failure to disclose any material information with respect to the foregoing would cause a violation of the Securities Act or the Exchange Act.

Section 3.04. Indemnification of Arch Coal. In the event that ADA-ES registers any of the Registrable Shares under the Securities Act, ADA-ES will indemnify and hold harmless Arch Coal and each underwriter of Registrable Shares (including their officers, directors, affiliates and partners and including any broker or dealer through whom Registrable Shares may be sold in such registration) and each person, if any, who controls Arch Coal or any such underwriter within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them become subject under the Securities Act, applicable state securities laws or under any other statute or at common law or otherwise, as incurred, and, except as hereinafter provided, will reimburse Arch Coal, each such underwriter and each such controlling person, if any, for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, as incurred, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement, in any preliminary or amended preliminary prospectus or in the final prospectus (or the registration statement or prospectus as from time to time amended or supplemented by ADA-ES) or arise out of or are based upon the

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omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, or any violation by ADA-ES of any rule or regulation promulgated under the Securities Act or any state securities laws applicable to ADA-ES and relating to action or inaction required of ADA-ES in connection with such registration, unless (i) such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or amended preliminary prospectus or final prospectus in reliance upon and in conformity with information furnished in writing to ADA-ES in connection therewith by Arch Coal (in the case of indemnification of Arch Coal), any such underwriter (in the case of indemnification of such underwriter) or any such controlling person (in the case of indemnification of such controlling person) expressly for use therein, or unless (ii) in the case of a sale directly by Arch Coal (including a sale of Registrable Shares through any underwriter retained by Arch Coal to engage in a distribution solely on behalf of Arch
Coal), such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus copies of which were delivered to Arch Coal or such underwriter on a timely basis, and Arch Coal failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the Registrable Shares to the person asserting any such loss, claim, damage or liability in any case where such delivery is required by the Securities Act.

Promptly after receipt by Arch Coal, any underwriter or any controlling person of notice of the commencement of any action in respect of which indemnity may be sought against ADA-ES, Arch Coal, or such underwriter or such controlling person, as the case may be, shall notify ADA-ES in writing of the commencement thereof (provided, that failure to so notify ADA-ES shall not relieve ADA-ES from any liability it may have hereunder, except to the extent prejudiced by such failure) and, subject to the provisions hereinafter stated, ADA-ES shall be entitled to assume the defense of such action (including the employment of counsel, who shall be counsel reasonably satisfactory to Arch Coal, such underwriter or such controlling person, as the case may be) and the payment of expenses insofar as such action shall relate to any alleged liability in respect of which indemnity may be sought against ADA-ES.

Arch Coal, any such underwriter or any such controlling person shall have the right to employ separate counsel in any such action and to participate in the defense thereof but the fees and expenses of such counsel subsequent to any assumption of the defense by ADA-ES shall not be at the expense of ADA-ES unless the employment of such counsel has been specifically authorized in writing by ADA-ES; provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred. At any time, Arch Coal may select separate counsel and assume its own legal defense with the expenses and fees of such separate counsel and other expenses related to such separate counsel to be borne by Arch Coal. ADA-ES shall not be liable to indemnify Arch Coal, any underwriter or any controlling person for any settlement of any such action effected without ADA-ES's written consent (which consent shall not be unreasonably withheld or delayed). ADA-ES shall not, except with the approval of each party being indemnified under this Section 3.04, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the parties being so indemnified of a release from all liability in respect to such claim or litigation.

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In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which Arch Coal, or any controlling person of Arch Coal, makes a claim for indemnification pursuant to this Section 3.04 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 3.04 provides for indemnification in such case, then, ADA-ES and Arch Coal will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of ADA-ES on the one hand and of Arch Coal on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of ADA-ES on the one hand and of Arch Coal on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by ADA-ES on the one hand or by Arch Coal on the other, and each party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (A) Arch Coal will not be required to contribute any amount in excess of the public offering price of all Registrable Shares offered by it pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

The indemnities provided in this Section 3.04 shall survive the transfer of any Registrable Shares by Arch Coal.

Section 3.05 Indemnification of Company. In the event that ADA-ES registers any of the Registrable Shares under the Securities Act, Arch Coal will indemnify and hold harmless ADA-ES, each of its directors, each of its officers who have signed or otherwise participated in the preparation of the registration statement, each underwriter of the Registrable Shares so registered (including any broker or dealer through whom such of the shares may be sold) and each person, if any, who controls ADA-ES within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, applicable state securities laws or under any other statute or at common law or otherwise, and, except as hereinafter provided, will reimburse ADA-ES and each such director, officer, underwriter or controlling person for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement, in any preliminary or amended preliminary prospectus or in the final prospectus (or in the registration statement or prospectus as from time to time amended or supplemented) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing to ADA-ES in connection therewith by Arch Coal expressly for use therein; provided, however, that Arch Coal's obligations hereunder shall be limited to an amount equal to the proceeds received by Arch Coal for the Registrable Shares sold in such registration.

Promptly after receipt of notice of the commencement of any action in respect of which indemnity may be sought against Arch Coal, ADA-ES shall notify Arch Coal in writing of the commencement thereof (provided, that failure to so notify Arch Coal shall not relieve Arch Coal from any liability it may have hereunder, except to the extent prejudiced by such failure), and Arch Coal shall, subject to the provisions hereinafter stated, be entitled to assume the defense of such action (including the employment of counsel, who shall be counsel reasonably satisfactory to ADA-ES) and the payment of expenses insofar as such action shall

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relate to the alleged liability in respect of which indemnity may be sought against Arch Coal. ADA-ES and each such director, officer, underwriter or controlling person shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel subsequent to any assumption of the defense by Arch Coal shall not be at the expense of Arch Coal unless employment of such counsel has been specifically authorized in writing by Arch Coal. Arch Coal shall not be liable to indemnify any person for any settlement of any such action effected without Arch Coal's written consent (which consent shall not be unreasonably withheld or delayed).

In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which ADA-ES, its officers, directors or controlling persons ("ADA-ES Indemnitees") exercising its rights under this
Article III, makes a claim for indemnification pursuant to this Section 3.05, but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding that this Section 3.05 provides for indemnification, in such case, then, ADA-ES Indemnitee and Arch Coal will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of ADA-ES Indemnitee on the one hand and of the Arch Coal on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of ADA-ES Indemnitee on the one hand and of Arch Coal on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by ADA-ES Indemnitee on the one hand or by Arch Coal on the other, and each party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (A) Arch Coal will not be required to contribute any amount in excess of the public offering price of all such Registrable Shares offered by it pursuant to such registration statement; and
(B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

Section 3.06. Further Obligations of ADA-ES. Whenever under the preceding Sections of this Article III, ADA-ES is required hereunder to register Registrable Shares, it agrees that it shall also do the following:

(a) Furnish to Arch Coal such copies of each preliminary and final prospectus and such other documents as Arch Coal may reasonably request to facilitate the public offering of the Registrable Shares;

(b) Use its best efforts to register or qualify the Registrable Shares covered by said registration statement under the applicable securities or "blue sky" laws of such jurisdictions as Arch Coal may reasonably request; provided, however, that ADA-ES shall not be obligated to qualify to do business in any jurisdictions where it is not then so qualified or to take any action which would subject it to the service of process in suits other than those arising out of the offer or sale of the securities covered by the registration statement in any jurisdiction where it is not then so subject;

(c) Permit Arch Coal or its counsel or other representatives to inspect and copy such corporate documents and records as may reasonably be requested by them, after reasonable advance notice and without undue interference with the operation of ADA-ES's business;

(d) Furnish to Arch Coal a copy of all documents filed with and all correspondence from or to the Commission in connection with any such offering of securities;

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(e) Use its best efforts to insure the obtaining of all necessary approvals from the National Association of Securities Dealers, Inc.; and

(f) Otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earning statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of the registration statement covering a Public Offering, which earning statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

Whenever under the preceding Sections of this Article III Arch Coal is registering Registrable Shares pursuant to any registration statement, (i) Arch Coal agrees to timely provide to ADA-ES, at its request, such information and materials as it may reasonably request in order to effect the registration of such Registrable Shares and (ii) if the offering is underwritten, ADA-ES and Arch Coal agree to execute an underwriting agreement containing customary conditions..

Section 3.07. Expenses. Subject to Section 3.02(b) in the case of each registration effected under Section 3.01 or 3.02, ADA-ES shall bear its own reasonable costs and expenses of each such registration on behalf of Arch Coal, including, but not limited to, ADA-ES's printing, legal and accounting fees and expenses, Commission and NASD filing fees and "blue sky" fees and expenses; provided, however, that ADA-ES shall have no obligation to pay or otherwise bear any portion of the underwriters' commissions or discounts or transfer taxes attributable to the Registrable Shares being offered and sold by Arch Coal, or the fees and expenses of counsel for Arch Coal in connection with the registration of the Registrable Shares.

ADA-ES shall pay all expenses in connection with any registration initiated pursuant to this Article III which is withdrawn, delayed or abandoned at the request of ADA-ES, unless such registration is withdrawn, delayed or abandoned solely because of any action of Arch Coal.

Section 3.08. Non-Transferability. Arch Coal's rights and obligations contained in this Article III shall not be transferable to any other party under any circumstances, whether by operation of law or otherwise.

Section 3.09 Lock-Up Agreement. Arch Coal agrees, if so requested by ADA-ES in connection with any public offering of ADA-ES's securities, not to sell, grant any option or right to buy or sell, or otherwise transfer or dispose of in any manner, whether in privately-negotiated or open-market transactions, any Common Stock or other securities of ADA-ES held by it during the 180-day period following the effective date of a registration statement filed pursuant to apublic offering, nor will it permit any of its affiliates or associates to do any of the foregoing. Arch Coal, its affiliates or associates shall enter into "lock-up" agreements to such effect. Such "lock-up" agreements shall be in writing and in form and substance satisfactory to ADA-ES. ADA-ES may impose stop-transfer instructions with respect to the Shares (or securities) subject to the foregoing restrictions until the end of said 180-day period.

Section 3.10. Termination of Registration Rights. Notwithstanding any other term or provision of this Article III, at such time as Arch Coal is free to sell the Registrable Shares without registration pursuant to Rule 144(k) promulgated under the Securities Act, all rights of Arch Coal as to such Registrable Shares under Sections 3.01 and 3.02 of this Article III shall terminate.

                                   ARTICLE IV

                                  MISCELLANEOUS

Section 4.01. Interpretation. For all purposes of this Agreement, the term ADA-ES Common Stock shall include any securities of any issuer entitled to vote generally for the election of directors of such issuer which securities the

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holders of ADA-ES Common Stock shall have received or as a matter of right be entitled to receive as a result of (i) any capital reorganization or reclassification of the capital stock of ADA-ES, (ii) any consolidation, merger or share exchange of ADA-ES with or into another corporation or (iii) any sale or substantially all the assets of ADA-ES.

Section 4.02. Enforcement. (a) Arch Coal acknowledges and agrees that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, ADA-ES will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically its provisions in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which ADA-ES may be entitled at law or in equity.

(b) No failure or delay on the part of ADA-ES in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Section 4.03. Entire Agreement. This Agreement, together with the applicable provisions of the Subscription Agreement, constitutes the entire understanding of the parties with respect to the transactions contemplated hereby and thereby. This Agreement may be amended only by an agreement in writing executed by ADA-ES and Arch Coal.

Section 4.04. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, the remaining provisions shall remain in full force and effect. It is declared to be the intention of the parties that they would have executed the remaining provisions without including any that may be declared unenforceable.

Section 4.05. Headings. Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

Section 4.06. Counterparts. This Agreement may be executed in two or more counterparts, and each such executed counterpart will be an original instrument.

Section 4.07. Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement and all legal process in regard to this Agreement will be validly given, made or served, if in writing and delivered personally, by telecopy (except for legal process) or sent by certified mail postage paid.

if to ADA-ES:              ADA-ES, Inc.
                           8100 SouthPark Way, B
                           Littleton, CO  80120
                           Attn:  President
                           Fax:  (303) 734-0330

if to Arch Coal:           Arch Coal, Inc.
                           One CityPlace Drive
                           Suite 300
                           St. Louis, MO  63141
                           Attn:  David Peugh
                           Fax:  (314) 994-2940

with a copy to:            General Counsel
                           Fax:  (314) 994-2734

or to such other address or telecopy number as any party may, from time to time, designate in a written notice given in a like manner. Notice by telecopy shall be deemed delivered on the day telephone confirmation of receipt is given.

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Section 4.08. Successors and Assigns. This Agreement shall bind the successors and assigns of the parties, and inure to the benefit of any successor or assign of any of the parties; provided, however, that no party may assign this Agreement without the other party's prior written consent; provided further, however, that the rights contained in Article III of this Agreement may not be transferred or assigned under any circumstances.

Section 4.09. Legend. Each certificate representing shares of capital stock of ADA-ES beneficially owned by Arch Coal or its affiliates or associates shall bear a legend in substantially the following form, until such time as the shares of capital stock represented thereby are no longer subject to the provisions hereof:

"The sale, transfer or assignment of the securities represented by this certificate are subject to the terms and conditions of a certain Standstill and Registration Rights Agreement dated September 19, 2003, as amended from time to time, between ADA-ES and Arch Coal, Inc. Copies of such Agreement may be obtained at no cost by written request made by the holder of record of this certificate to the Secretary of ADA-ES."

Section 4.10. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Colorado, without giving effect to the conflict of laws principles thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first referred to above.

ADA-ES, INC.


By:____________________
     Name:  Michael D. Durham
     Title:  President

Arch Coal, Inc.


By:____________________
     Name:
     Title:




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